EXHIBIT 10.2

SECURED CONVERTIBLE PROMISSORY NOTE

$650,000	May 28, 2004

      FOR VALUE RECEIVED, the undersigned, WITS BASIN PRECIOUS MINERALS INC., a Minnesota corporation (the “Maker”), hereby promises to pay to the order of Pandora Select Partners L.P., a British Virgin Islands limited partnership, or its assigns (the “Payee”), at such place as the Payee may designate in writing, the principal sum of Six Hundred Fifty Thousand Dollars ($650,000), under the terms set forth herein.

1.      Interest.       The unpaid principal balance hereof from time to time outstanding shall bear interest from the date hereof at the rate of ten percent (10%) per annum.

2.       Payment.       The principal and interest hereof is payable as follows:

     (a) Payments of $5,416.67 in cash of interest only are payable in arrears on June 28, July 28 and August 28, 2004; and

     (b) Commencing on September 28, 2004, and on the 28th day of each of the following 14 months, Maker shall pay amortized principal and interest on this Note of $46,278.15 (the “Monthly Scheduled Payment”).

3.       Optional Payment in Stock.

     (a) In lieu of making a cash payment under subsection 2(b) above, Maker may pay the Monthly Scheduled Payment, or any portion thereof, but only to the extent permitted by this subsection (a), by the issuance of shares of its $0.01 par value common stock (the “Common Stock”), the per-share value of which is computed as provided in Subsection (b) below. Despite the foregoing, the number of shares of Common Stock which may be issued to pay all or any portion of a particular Monthly Scheduled Payment may not exceed the lesser of (i) 10% of the aggregate number of traded shares of Common Stock reported on the OTC Bulletin Board as reported by bigcharts.com (or if this service is discontinued, such other reporting service acceptable to Payee) for the 30 trading days immediately preceding such Monthly Scheduled Payment due or (ii) the greatest number of shares of Common Stock which, when added to the number of shares of Common Stock "Beneficially Owned" (within the meaning set forth in subsection (d) below) by Payee, would not cause Payee to Beneficially Own more than 4.99% of the Maker’s outstanding Common Stock. In computing under this subsection (a) the aggregate number of traded shares during any time period, the Maker shall exclude (i) shares sold by or for the account or at the direction of the Maker, officers or directors of Maker or any members of their immediate families or any affiliates of Maker and (ii) shares determined solely by Payee (for which Payee shall so inform the Maker in writing) to represent unlawful or potentially unlawful sales. Maker may pay the Monthly Scheduled Payment, or any portion thereof, by the issuance of Common Stock only if, at the time of such payment, Maker has in effect a registration statement on Form S-2 or SB-2 with the U.S. Securities and Exchange Commission (the “SEC”) and applicable state securities laws covering the original issuance of such shares by the Maker or the resale of such shares by the Payee (the “Registration Statement”).

     (b) The per-share value of the Common Stock as of a specified Scheduled Monthly Payment date for the purposes of this Section 3 is 85% (rounded to the nearest $.01) of the average (rounded to the nearest $.01) of the high closing bid prices of Maker’s Common Stock on the OTC Bulletin Board as reported by bigcharts.com (or if this service is discontinued, such other reporting service acceptable to Payee) for the 20 trading days immediately preceding the particular Scheduled Monthly Payment date.

     (c) Payment by Common Stock shall be deemed to be made by Maker by giving written notice to the Payee of the number of shares being issued in such payment, and the Maker’s calculation of the per-share market value under subsection (b) above; provided that certificates representing those shares are delivered to Payee within 20 days of the due date of the Scheduled Monthly Payment.

4.       Conversion.

     (a) At any time while any portion of the principal or interest of this Note is outstanding (including during the notice period prior to any optional cash prepayment by the Maker), the Payee may give the Maker written notice (the “Payee’s Notice”) of its intention to convert all or any portion of the outstanding principal and/or accrued but unpaid interest on this Note into shares of the Maker’s Common Stock based on a conversion rate per share computed below (the “Conversion Rate”). Upon receipt of the Payee’s notice, the Maker shall immediately cause certificates representing these shares to be delivered to Payee within 20 days of, and Payment shall be deemed to have been made on, the date of such notice.

     The "Conversion Rate" is the average (rounded to the nearest $.01) of the high closing bid prices of Maker’s Common Stock on the OTC Bulletin Board as reported by bigcharts.com (or if this service is discontinued, such other reporting service acceptable to Payee) for the 30 trading days immediately following the effective date with the SEC of Maker’s Registration Statement on Form S-2, SEC File No. 333-110831 (the “S-2 Registration Statement”). However, the Conversion Rate shall not be lower than $0.35 or higher than $0.65 per share. If by the date of the Payee’s Notice, the SEC has not declared the S-2 Registration Statement effective, then the Conversion Rate is $0.35 per share.

     (b) The Conversion Rate shall be adjusted proportionally for any subsequent stock dividend or split, stock combination or other similar recapitalization, reclassification or reorganization of or affecting Maker’s Common Stock. In case of any consolidation or merger to which the Maker is a party other than a merger or consolidation in which the Maker is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Maker as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Maker), then instead of receiving shares of Maker’s Common Stock, Payee shall have the right thereafter to receive the kind and amount of shares of stock and other securities and property which the Payee would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had the same portion of this Note been paid or converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance and, in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section with respect to the rights and interests thereafter of the Payee, to the end that the provisions set forth in this Section shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities and property thereafter deliverable in connection with this Note. The provisions of this subsection shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances.

     (c) Despite anything above to the contrary, the Payee may not convert this Note into Common Stock under this Section 4 during the time period and to the extent that the shares of Maker’s Common Stock that the Payee could acquire upon the conversion would cause Payee’s Beneficial Ownership of Maker’s Common Stock to exceed 4.99% of Maker’s outstanding Common Stock; provided, however, that the limitations on the right to exercise a warrant for Common Stock being issued to Payee in connection with this Note (the “Warrant”), as provided by such Warrant, shall first reduce Payee’s Beneficial Ownership of Maker’s Common Stock before limitation of Payee’s conversion rights hereunder; and provided further, that the limitation of Payee’s conversion rights hereunder shall first reduce Payee’s Beneficial Ownership before limiting the number of shares that Maker may issue to Payee as payment hereunder pursuant to Section 3(a) above. The Payee will, at the request of Maker, from time to time, notify Maker of Payee’s computation of Payee’s Beneficial Ownership. The parties shall compute Payee’s "Beneficial Ownership" of Maker’s Common Stock in accordance with SEC Rule 13d-3.

     (d) If (but only if) the Common Stock shall be listed for trading on the NASDAQ System during the term of this Note, then, unless the Maker shall have obtained the approval of its voting shareholders to such issuance in accordance with the rules of NASDAQ or such other stock market with which the Maker shall be required to comply (but only to the extent required thereby), the Maker shall not issue shares of Common Stock upon conversion of the Note or in payment of interest on the Note, which when added to the number of shares of Common Stock previously issued by Maker (i) upon conversion of the Note, (ii) upon exercise of the Warrant and (iii) in payment of interest on the Note, would equal or exceed 20% of the number of shares of the Maker’s Common Stock which were issued and outstanding on the date of issuance (the “Maximum Issuance Amount”). In the event that a properly executed conversion notice is received by the Maker which would require the Maker to issue shares of Common Stock equal to or in excess of the Maximum Issuance Amount, the Maker shall honor such conversion request by (i) converting the Note into the number of shares of Common Stock stated in the conversion notice but not in excess of the Maximum Issuance Amount, and (ii) redeeming the number of shares of Common Stock stated in the conversion notice equal to or in excess of the Maximum Issuance Amount in cash at a price equal to the then-current fair market value (i.e., the closing bid price of Maker’s Common Stock on the NASDAQ System, or if not then traded on the NASDAQ System, then on the OTC Bulletin Board as reported by bigcharts.com, or if this service is discontinued, such other reporting service acceptable to Payee) on the date of redemption. In the event that the Maker shall elect to pay interest on this Note in shares of Common Stock which would require the Maker to issue shares of Common Stock equal to or in excess of the Maximum Issuance Amount, the Maker shall pay interest in shares of Common Stock equal to one share less than an amount which would result in the Maker issuing shares equal to the Maximum Issuance Amount, and the balance of the interest payment in cash.

5. Contingent Additional Interest. In the event that Maker fails by the "Registration Deadline" (as that term is defined in Section 5(e) of the Warrant) to obtain effectiveness under the Securities Act of 1933, as amended, and applicable state securities laws of the Registration Statement as required by the terms of a Registration Rights Agreement of this date between Maker and Payee covering all of the shares of Common Stock issuable as payment under or upon conversion of this Note or upon exercise of the Warrant (the “Registration Rights Agreement”), then for each full month thereafter (prorated for partial months) that this failure continues (the “Failure Term”), Maker shall pay in arrears in cash, with the next otherwise Scheduled Monthly Payment under Sections 2(b) or 3(a) above (or if the last Scheduled Monthly Payment has been made, then on the same day of each succeeding month), additional interest (the “Contingent Additional Interest”) equal to the greater of $1,000 or 1% of the outstanding principal balance on this Note as of the last day of the prior month. Despite the foregoing, if the Payee consents (as provided under the Registration Rights Agreement) to an extension of the effective date of the Registration Statement beyond the original Registration Deadline, then the Registration Deadline hereunder shall be extended by a like period.

6.      Security.      The full and timely payment of this Note (together with the Maker’s obligations under a Purchase Agreement of this date between Maker and Payee) shall be secured by a Security Agreement of this date (the “Security Agreement”) covering all of Maker’s assets, including all of the membership units owned by Maker in Active Hawk Minerals, LLC, a Minnesota limited liability company, and all of the capital stock owned by Maker in Brazmin Ltda., a limited liability company organized under the laws of Brazil. The security interest granted under the Security Agreement shall be a first priority security interest subordinate to no other secured rights.

7.      Optional Prepayments.      The Maker may prepay this Note, in whole or in part, and in cash, without penalty by Maker upon fifteen days written notice to Payee. Prepayments shall be applied first to accrued but unpaid interest and then to principal.

8.      Default.      The occurrence of any one or more of the following events shall constitute an event of default, upon which Payee may declare the entire principal amount of this Note, together with all accrued but unpaid interest, to be immediately due and payable in cash (despite provisions otherwise for payment with Common Stock):

     (a) The Maker shall fail to make any required payment of principal or interest (including Contingent Additional Interest) when due, and in its proper form (i.e., in cash, in stock or by a combination thereof), and such failure shall continue through five days after Payee gives written notice of such failure to Maker.

     (b) The Maker shall be in material default of any term or provision of the Purchase Agreement, the Security Agreement, the Registration Rights Agreement or the Warrant, and such failure shall continue through five days after Payee gives written notice of such default to Maker.

     (c) The Maker shall become insolvent or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law shall be instituted by or against the Maker.

     (d) Wayne W. Mills shall be in default of any term or provision of the Guaranty Agreement being entered into by him on the date hereof for the benefit of the Payee.

     (e) The Maker shall be in default under a Supplemental Note or Supplemental Warrant, if any, issued by Maker to Payee after the date hereof in connection with a Call and Option Agreement of this date between such parties.

     Without limiting the above, the Maker acknowledges that payments on the various scheduled due dates in Sections 2, 3(c) and 5 are of essence and that any failure to timely pay any installment of principal or interest (whether as permitted by cash, with stock or by a combination thereof and within any permitted grace period above) permits Payee to declare this Note immediately due in cash in its entirety without any prior notice of any kind to Maker, except for the specific notices provided above.

9.      Applicable Law.      THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.      Waivers.      The Maker hereby waives presentment for payment, notice of dishonor, protest and notice of payment and all other notices of any kind in connection with the enforcement of this Note.

11.      No Setoffs.      The Maker shall pay principal and interest under the Note without any deduction for any setoff or counterclaim.

12.      Costs of Collection.     If this Note is not paid when due, the Maker shall pay Payee’s reasonable costs of collection, including reasonable attorney’s fees.

WITS BASIN PRECIOUS MINERALS INC.

By	/s/ Mark D. Dacko

Mark D. Dacko, Chief Financial Officer